Exhibit 23.0



                        INDEPENDENT ACCOUNTANTS' CONSENT




The Board of Directors
First Sentinel Bancorp, Inc.:


We consent to incorporation by reference in the Registration Statements No. 333-85039, No. 333-72057 and No. 333-73237 on Form S-8, of our report dated
January 20, 2003, except as to Note 2 which is as of January 6, 2004, relating to the consolidated statements of financial condition of First Sentinel Bancorp, Inc. and Subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, which report is included in the December 31, 2002 Annual Report on Form 10-K/A of First Sentinel Bancorp, Inc.

Our report refers to the Company's restatement of the above noted consolidated financial statements.






                                            KPMG LLP




Short Hills, New Jersey
January 28, 2004